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                                                                       EXHIBIT 5

                               [CAERE LETTERHEAD]


October 11, 1999



Caere Corporation
100 Cooper Court
Los Gatos, CA  95032

Ladies and Gentlemen:

I am General Counsel of Caere Corporation (the "Company") and rendering this opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 400,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), pursuant to its 2000 Stock Option Plan (the "Plan").

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,




By: /s/ Jo-Anne Sinclair
   ------------------------
      Jo-Anne Sinclair
      General Counsel